AMENDMENT NO. 1 TO AMENDED AND RESTATED  AGREEMENT AND DECLARATION OF TRUST
                OF AMERICAN CENTURY TARGET MATURITIES TRUST

     THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST is made as of the 8th day of March, 2007 by the Trustees hereunder.

     WHEREAS, the Board of Trustees have executed an Amendment and Restatement to the Agreement and Declaration of Trust dated March 26, 2004; and

     WHEREAS, pursuant to Article VIII, Section 8 of the Declaration of Trust, the Trustees wish to amend the Declaration of Trust as follows.

     NOW, THEREFORE, BE IT RESOLVED, the Declaration of Trust is hereby amended by deleting the present Section 6(d) of Article III and inserting in lieu thereof the following:

     (d) VOTING. On any matter submitted to a vote of the Shareholders of the Trust, all Shares of all Series and Classes then entitled to vote shall be voted together, except that (i) when required by the 1940 Act to be voted by individual Series or Class, Shares shall be voted by individual Series or Class, or (ii) when the matter affects only the interests of Shareholders of one or more Series or Classes, only Shareholders of such one or more Series or Classes shall be entitled to vote thereon.

     RESOLVED, the Declaration of Trust is hereby amended by deleting the present Section 3 of Article V and inserting in lieu thereof the following:

     SECTION 3. QUORUM AND REQUIRED VOTE Except when a larger quorum is required by applicable law, by the Bylaws or by this Declaration of Trust, one-third of the Shares entitled to vote shall constitute a quorum at a Shareholders' meeting. When any one or more Series or Classes are to vote as a single class separate from any other Shares, one-third of the Shares of each such Series or Class entitled to vote shall constitute a quorum at a Shareholders' meeting of that Series or Class. Any meeting of Shareholders may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned within a reasonable time after the date set for the original meeting without further notice. Subject to the provisions of Article III, Section 6(d), when a quorum is present at any meeting, a majority of the Shares voted shall decide any questions and a plurality shall elect a Trustee, except when a larger vote is required by any provision of this Declaration of Trust or the Bylaws or by applicable law.

     RESOLVED, the Declaration of Trust is hereby amended by deleting the present Section 4 of Article VIII and inserting in lieu thereof the following:

     SECTION 4. TERMINATION OF TRUST, SERIES OR CLASS Unless terminated as provided herein, the Trust shall continue without limitation of time. The Trust may be terminated at any time by vote of at least two-thirds (66 (2)/3%) of the Shares of each Series entitled to vote, voting separately by Series, or by the Trustees by written notice to the Shareholders. Any Series or Class may be terminated at any time by vote of at least two-thirds (66 (2)/3%) of the Shares of that Series or Class, or by the Trustees by written notice to the Shareholders of that Series or Class.

     Upon termination of the Trust (or any Series or Class, as the case may be), after paying or otherwise providing for all charges, taxes, expenses and liabilities belonging, severally, to each Series (or the applicable Series or Class, as the case may be), whether due or accrued or anticipated as may be determined by the Trustees, the Trust shall, in accordance with such procedures as the Trustees consider appropriate, reduce the remaining assets belonging, severally, to each Series (or the applicable Series or Class, as the case may be), to distributable form in cash or shares or other securities, or any combination thereof, and distribute the proceeds belonging to each Series (or the applicable Series or Class, as the case may be), to the Shareholders of that Series or Class, as a Series or Class, ratably according to the number of Shares of that Series or Class held by the several Shareholders on the date of termination.

     IN WITNESS WHEREOF, the Trustees do hereto set their hands as of the date written above.

Trustees of the American Century Target Maturities Trust



/s/ John Freidenrich                 /s/ Ronald J. Gilson
John Freidenrich                         Ronald J. Gilson


/s/ Kathryn A. Hall                  /s/ Myron S. Scholes
Kathryn A. Hall                          Myron S. Scholes


/s/ John B. Shoven                   /s/ Jeanne D. Wohlers
John B. Shoven                           Jeanne D. Wohlers